FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President & CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 The Trout Group LLC Chad Rubin (Investors)

Tel: (212) 477-9007 ext. 47

Avalon Pharmaceuticals and Merck & Co., Inc. Establish a Drug Discovery, Development and
Commercialization Collaboration

Germantown, Md., March 6, 2007 — Avalon Pharmaceuticals, Inc. (NASDAQ and NYSE ArcaEx: AVRX) today announced a drug discovery, development and commercialization collaboration with Merck & Co., Inc. to identify and develop inhibitors for an undisclosed target that is important in the development of cancer.

Avalon will use its AvalonRx® platform to screen a select set of compounds from Merck’s proprietary compound library and identify hits against this target that is generally regarded as “intractable” based on the difficulty in identifying inhibitors. Avalon will select compound families and optimize these compounds to a preclinical candidate selection stage. Merck will be responsible for the clinical development, regulatory approval and commercialization of any potential product candidates.

Under the terms of the agreement Avalon may receive discovery, development, regulatory and commercial milestones payments exceeding $200 million as well as royalties on any potential future marketed products.

“We are excited about this innovative collaboration with Merck,” said Kenneth C. Carter, Ph.D., President and CEO of Avalon Pharmaceuticals, Inc. “The combination of Merck’s considerable drug discovery and development capabilities and Avalon’s unique approach for targeting otherwise intractable cancer pathways should result in the identification of first-in-class drug candidates. This will provide further validation for the AvalonRx® technology and its potential for identifying therapeutics based upon the ability to modulate pathways or targets within living cells.”

“We are very pleased with this agreement and believe this collaboration has potential to provide significant synergy in drug discovery,” said Lex Van der Ploeg, Ph.D., Vice President, Merck Research Laboratories and Site Head Merck Boston.

About Avalon Pharmaceuticals
Avalon Pharmaceuticals is a biopharmaceutical company using its proprietary technology, AvalonRx®, to discover and develop cancer therapeutics. Avalon has a lead product in Phase I clinical development (AVN944 — IMPDH inhibitor), as well as preclinical programs to discover inhibitors for the beta-catenin and aurora pathways now in late stage lead candidate optimization. Avalon also has discovery programs on modulators of survivin function and a drug discovery program targeting the MYC oncoprotein, one of the most important and previously intractable cancer targets. The company has value generating partnerships with MedImmune, Medarex, and Novartis. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Md.

About AvalonRx®
AvalonRx® is a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis. This platform facilitates drug discovery by expanding the range of therapeutic targets for drug intervention, including targets and target pathways frequently considered intractable using conventional HTS approaches. The system allows more informed decisions about which compounds to advance towards clinical trials, and facilitates drug development through identification of biomarkers of efficacy that can stratify patients or provide early indicators of response.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the United States Private Securities Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking. Economic, business, competitive and/or regulatory factors affecting Avalon’s business are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Avalon’s Securities and Exchange Commission filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. Avalon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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